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                                                                    EXHIBIT 4.20

                     [FORM LETTER TO NON-U.S. STOCKHOLDERS]

                                NTL INCORPORATED
                              110 EAST 59TH STREET
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10022

To Stockholder(s) with registered addresses outside the United States:

     We are sending you this letter and a copy of our prospectus dated
[          ], 2003 as a stockholder of record in connection with the grant to all of our stockholders of transferable rights to purchase shares of our common
stock at a purchase price of $[          ] in cash per share. We have described
the rights and the rights offering in our prospectus. The rights are evidenced by rights certificate(s).

     WE HAVE NOT MAILED A RIGHTS CERTIFICATE OR ANY OTHER DOCUMENTS TO YOU. This is because your address on the record date for the rights offering was outside the United States and your ability to exercise your rights may be prohibited by the laws of the country in which you live.

     We are not making the rights offering to any person in any jurisdiction in which it is unlawful to do so, nor are we accepting any offers to purchase any shares of our common stock from any person in any jurisdiction in which it is unlawful to do so. Because you are outside the United States, no offer or invitation to exercise rights and purchase shares is being made to you, and you must not attempt to exercise or transfer any rights.

     However, you may exercise or transfer your rights if on or prior to
[          ], 2003, you provide evidence that is satisfactory to us that you fall within the permitted categories of UK or Cayman Islands persons described in the prospectus or you provide evidence that is satisfactory to us, like a legal opinion from local counsel, that it is otherwise lawful for you to receive and exercise rights. You should consult with your legal advisor about whether you fall into any of these categories.

     If you can provide us with this evidence, the subscription agent will mail a rights certificate to you. YOUR RIGHT TO EXERCISE OR TRANSFER YOUR RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [          ], 2003. ACCORDINGLY, WE
REQUEST THAT YOU ACT PROMPTLY.

     If you cannot, or do not, provide us with the evidence referred to above, the subscription agent will attempt to sell your rights on your behalf after
[          ], 2003. Any attempted sale will be at prevailing market prices for the rights. For this purpose, all of these sales will be deemed to have been made at the weighted average price received by the subscription agent for all those sales. These deemed proceeds, less any applicable brokerage commissions, taxes, fees of the subscription agent and other expenses, will be remitted to you.

     For further information or to request assistance, please contact the information agent, D.F. King & Co., Inc, at (800) 758-5378.

                                         Very truly yours,

                                         NTL INCORPORATED